Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors
TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

We consent to the use of our report dated February 19, 2019, with respect to the consolidated balance sheets of Iroquois Gas Transmission System, L.P., and its subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, changes in partners’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes to the consolidated financial statements (collectively, the financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of TC Pipelines, LP, dated December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Blum, Shapiro & Company, P.C.

West Hartford, Connecticut
February 5, 2020